Exhibit 10.33
September 15, 2022
Rebecca Castillo
[***]
[***]
Dear Rebecca:
It is my pleasure to offer you the position of VP of Human Resources, continuing to report to me, effective September 19, 2022.
The annual salary for this position will be $200,000 per year, which you will receive in bi-weekly payments of $7,692.31. In addition to your base salary, you are also eligible to participate in the Janus Bonus Program. The target payout for your bonus is 40% of your annual salary (prorated for 2022). Participation in the Janus Bonus Program is confidential and should not be shared with other employees.
This position is also eligible to participate in the long-term incentive program on an annual basis, currently assuming an annual RSU grant equal to $100,000, but pending final approval by the Compensation Committee of the Board of Directors. You are also eligible for a taxable car allowance in the amount of $600 per month to be paid in bi-weekly payments of $276.92.
Congratulations! You have an opportunity to continue to make a significant contribution in your new role in an area that is critical to Janus' continued success.
Sincerely,
/s/ Ramey Jackson
Ramey Jackson
CEO

/s/ Rebecca M. Castillo	9/15/2022
Acceptance: Rebecca Castillo	Date:

Janus International Group, LLC
135 Janus International Blvd.
Temple, GA 30179

866.562.2850 | www.janusintl.com

November 18, 2016
Rebecca Castillo
[***]
[***]
Dear Mrs. Castillo,
Congratulations! On behalf of Janus International Group, LLC, it is a pleasure to confirm our offer of employment to you for the position of Director, Human Resources, reporting to Scott Sannes. Your anticipated start date is December 5, 2016. Your bi-weekly salary for the position is $4,230.77, which equates to $110,000 per year. You are eligible to begin accruing 3.078 hours of vacation biweekly to total 80 hours annually upon hire.
We are pleased to be able to offer you a valuable benefits package. Eligibility for insurance benefits for full-time employees begins on the first day of the month following sixty (60) days of employment. Based on a start date of December 5, 2016, your insurance eligibility will be March 1, 2017. Full-time employees are also eligible to start participating in our 401(k) plan at the first of the month after completing sixty (60) days of service. If you begin work on December 5, 2016, you will be eligible to enroll in the 401(k) plan on March 1, 2017.
Per the Immigration Reform and Control Act of 1986, we are required to verify that you have the legal right to work in the United States. When you report to work, you will be asked to produce original documentation attesting to your status as noted on the attached list of acceptable documentation. These originals will be viewed and returned to you. Please note that employment with Janus International Group, LLC is at-will and not for a specified term, meaning that it can be terminated by you or Janus International Group, LLC at any time and for any reason, with or without cause or advance notice.
This offer is contingent upon you signing and returning a copy of this offer letter as well as the successful completion of a drug screen and background check.
We look forward to you joining our team.
Sincerely,
/s/ Scott Sannes
Scott Sannes
Chief Financial Officer

/s/ Rebecca M. Castillo 11/18/2016
ACKNOWLEDGEMENT:

I accept the offer of Director, Human Resources and the conditions explained in this letter.